Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

IXYS Corporation

Milpitas, California

We have audited the accompanying consolidated balance sheets of IXYS Corporation (the “Company”) as of March 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IXYS Corporation at March 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), IXYS Corporation’s internal control over financial reporting as of March 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated June 12, 2017 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

San Jose, California

June 12, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

IXYS Corporation

Milpitas, California

We have audited IXYS Corporation’s internal control over financial reporting as of March 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). IXYS Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Report on Internal Control Over Financial Reporting.” Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, IXYS Corporation maintained, in all material respects, effective internal control over financial reporting as of March 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of IXYS Corporation as of March 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2017 and our report dated June 12, 2017 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

San Jose, California

June 12, 2017

IXYS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,
	2017	2016
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$167,904	$155,806
Restricted cash	1,330	277
Accounts receivable, net	41,167	38,440
Inventories	89,436	89,604
Prepaid expenses and other current assets	3,977	4,203
Total current assets	303,814	288,330
Property, plant and equipment, net	42,240	42,623
Acquired intangible assets	2,984	7,607
Goodwill	42,227	42,355
Deferred income taxes	24,739	28,024
Other assets	17,975	13,762
Total assets	$433,979	$422,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of loans payable	$1,058	$1,804
Accounts payable	11,409	11,416
Accrued expenses and other current liabilities	25,347	21,290
Total current liabilities	37,814	34,510
Long term loans, net of current portion	76,791	85,253
Pension liabilities	14,901	16,307
Other long term liabilities	6,618	7,336
Total liabilities	136,124	143,406
Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized: 5,000,000 shares; none issued and outstanding	-	-
Common stock, $0.01 par value:
Authorized: 80,000,000 shares; 38,326,329 issued and 31,912,021 outstanding at March 31, 2017 and 38,214,158 issued and 31,375,524 outstanding at March 31, 2016	383	382
Additional paid-in capital	217,355	214,045
Treasury stock, at cost: 6,414,308 common shares at March 31, 2017 and 6,838,634 common shares at March 31, 2016	(58,347)	(61,845)
Retained earnings	167,009	146,979
Accumulated other comprehensive income (loss)	(28,545)	(20,266)
Total stockholders’ equity	297,855	279,295
Total liabilities and stockholders' equity	$433,979	$422,701

The accompanying notes are an integral part of these consolidated financial statements.

IXYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2017	2016	2015
	(In thousands, except per share data)
Net revenues	$322,123	$317,209	$338,767
Cost of goods sold	216,541	217,451	236,802
Gross profit	105,582	99,758	101,965
Operating expenses:
Research, development and engineering	30,538	29,986	26,667
Selling, general and administrative	41,733	38,384	41,810
Amortization of acquisition-related intangible assets	3,068	5,555	5,978
Impairment of acquisition-related intangible assets	1,391	-	-
Total operating expenses	76,730	73,925	74,455
Operating income	28,852	25,833	27,510
Other income (expense):
Interest income	265	212	240
Interest expense	(2,545)	(1,641)	(1,397)
Other income (expense), net	2,328	(915)	4,077
Income before income tax provision	28,900	23,489	30,430
Provision for income tax	(7,552)	(8,748)	(6,690)
Net income	$21,348	$14,741	$23,740

Net income per share:
Basic	$0.68	$0.47	$0.75
Diluted	$0.66	$0.46	$0.74
Cash dividends per common share	$0.040	$0.155	$0.135
Weighted average shares used in per share calculation:
Basic	31,544	31,579	31,531
Diluted	32,248	32,381	32,239

The accompanying notes are an integral part of these consolidated financial statements.

IXYS CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31,
	2017	2016	2015
	(In thousands)
Net income	$21,348	$14,741	$23,740
Foreign currency translation adjustments	(8,594)	2,938	(24,112)
Changes in market value of investments:
Changes in unrealized gains (losses), net of income taxes of $(82) in 2017, $(231) in 2016 and $(825) in 2015, respectively	(106)	(362)	(1,536)
Reclassification adjustment for net losses (gains) realized in net income, net of income taxes of $(19) in 2017, $182 in 2016 and $655 in 2015, respectively	(31)	273	1,218
Net change in market value of investments	(137)	(89)	(318)
Changes in accumulated net actuarial income (loss):
Changes in accumulated net actuarial income (loss), net of income taxes of $100 in 2017, $(634) in 2016 and $(960) in 2015, respectively	196	(71)	(3,830)
Reclassification adjustment for net losses (gains) realized in net income, net of income taxes of $131 in 2017, $393 in 2016 and $36 in 2015, respectively	256	44	143
Net changes in defined benefit plan accumulated net actuarial income (loss)	452	(27)	(3,687)
Other comprehensive income (loss)	(8,279)	2,822	(28,117)
Total comprehensive income (loss)	$13,069	$17,563	$(4,377)

The accompanying notes are an integral part of these consolidated financial statements.

IXYS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

	Common Stock and Additional Paid-In Capital		Treasury Shares	Treasury Amount	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders' Equity
	Shares	Amount
Balances, March 31, 2014	38,017	$206,670	6,663	$(58,782)	$117,715	$5,029	$270,632
Net income					23,740		23,740
Other comprehensive income (loss)						(28,117)	(28,117)
Stock-based compensation		2,867					2,867
Proceeds from sale of shares through employee equity incentive plans, related excess tax benefits and others	100	551					551
Re-issuance of treasury stock under stock compensation plans			(221)	1,949	(58)		1,891
Dividends					(4,263)		(4,263)
Balances, March 31, 2015	38,117	210,088	6,442	(56,833)	137,134	(23,088)	267,301
Net income					14,741		14,741
Other comprehensive income (loss)						2,822	2,822
Stock-based compensation		3,343					3,343
Proceeds from sale of shares through employee equity incentive plans, related excess tax benefits and others	97	996					996
Purchase of treasury stock			772	(8,352)			(8,352)
Re-issuance of treasury stock under stock compensation plans			(375)	3,340			3,340
Dividends					(4,896)		(4,896)
Balances, March 31, 2016	38,214	214,427	6,839	(61,845)	146,979	(20,266)	279,295
Net income					21,348		21,348
Other comprehensive income (loss)						(8,279)	(8,279)
Stock-based compensation		3,438					3,438
Proceeds from sale of shares through employee equity incentive plans, related excess tax benefits and others	112	(127)					(127)
Purchase of treasury stock			96	(1,213)			(1,213)
Re-issuance of treasury stock under stock compensation plans			(521)	4,711	(60)		4,651
Dividends					(1,258)		(1,258)
Balances, March 31, 2017	38,326	$217,738	6,414	$(58,347)	$167,009	$(28,545)	$297,855

The accompanying notes are an integral part of these consolidated financial statements.

IXYS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2017	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income	$21,348	$14,741	$23,740
Adjustments to reconcile net income to net cash provided by operating activities, net of assets acquired and liabilities assumed:
Depreciation and amortization	10,597	13,981	17,311
Provision for receivable allowances	10,854	6,795	8,935
Write-down of goodwill and other intangibles	1,391	-	-
Net change in inventory provision	2,172	1,576	2,852
Stock-based compensation	3,438	3,343	2,867
Loss (gain) on investments	(808)	605	1,785
Deferred income taxes	3,174	3,768	1,340
Foreign currency adjustments on intercompany amounts and other non-cash items	(173)	63	(5,020)

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(14,299)	(2,238)	(7,342)
Inventories	(5,527)	(7,702)	(2,203)
Prepaid expenses and other assets	162	(1,320)	5,931
Accounts payable	(529)	(2,173)	(2,646)
Accrued expenses and other current liabilities	3,577	(693)	2,058
Pension liabilities	(840)	(1,153)	(1,414)
Net cash provided by operating activities	34,537	29,593	48,194

Cash flows from investing activities:
Purchase of businesses, net of cash and cash equivalents acquired and installment payments	-	(14,472)	(2,297)
Purchases of investments	(4,725)	(629)	(5,887)
Purchases of plant and equipment	(7,377)	(7,110)	(7,018)
Proceeds from sale of investments	810	26	54
Proceeds from sale of fixed assets	99	-	-
Net cash used in investing activities	(11,193)	(22,185)	(15,148)

Cash flows from financing activities:
Principal payments on capital lease obligations	-	(472)	(2,414)
Repayments of loans and notes payable	(9,051)	(47,606)	(1,144)
Installment payments for business acquisition	-	-	(30,000)
Proceeds from loans	-	82,967	30,000
Purchases of treasury stock	(1,213)	(8,352)	-
Payments of cash dividends to stockholders	(1,258)	(4,896)	(4,263)
Proceeds from employee equity plans	4,524	4,336	2,692
Net cash provided by (used in) financing activities	(6,998)	25,977	(5,129)
Effect of exchange rate fluctuations on cash and cash equivalents	(3,195)	1,268	(5,262)
Net increase in cash and cash equivalents	13,151	34,653	22,655
Cash and cash equivalents and restricted cash at beginning of the year (1)	156,083	121,430	98,775
Cash and cash equivalents and restricted cash at end of the year (2)	$169,234	$156,083	$121,430
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,545	$1,992	$2,172
Cash paid during the period for income taxes	$3,985	$5,669	$1,416

(1) Includes restricted cash of $277,000, $266,000 and $337,000 for fiscal 2017, 2016 and 2015, respectively.
(2) Includes restricted cash of $1.3 million, $277,000 and $266,000 for fiscal 2017, 2016 and 2015, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

We design, develop, manufacture and market power semiconductors, digital and analog integrated circuits, or ICs, and systems and radio frequency, or RF, power semiconductors.

Power semiconductors are used primarily in controlling energy in motor drives, power conversion including uninterruptible power supplies and switch mode power supplies and medical electronics. Our power semiconductors convert electricity at relatively high voltage and current levels to create efficient power as required by a specific application. Our target market includes segments of the power semiconductor market that require medium to high power semiconductors, with a particular emphasis on high power semiconductors. Our power semiconductors include power metal-oxide-silicon field-effect transistors, or MOSFETs, insulated-gate bipolar transistors, or IGBTs, thyristors and rectifiers, including fast-recovery epitaxial diodes, or FREDs. Our ICs include solid state relays, or SSRs, for telecommunications applications and power management and control ICs, such as current regulators, motion controllers, digital power modulators and drivers, and microcontrollers such as embedded flash microcontrollers and 8-bit microcontrollers. Our systems include laser diode drivers, high voltage pulse generators and modulators, and high power subsystems, sometimes known as stacks, that are principally based on our high power semiconductor devices.

We sell products in North America, Europe and the Middle East and Asia through an organization that includes direct sales personnel, independent representatives and distributors. We are headquartered in Northern California with principal operations in Massachusetts, the Netherlands, Germany, the Philippines and the United Kingdom, or UK. Each site has manufacturing, research and development and/or sales and distribution activities. We also make use of subcontract manufacturers for fabrication of wafers and for assembly and test operations. Our fiscal years end on March 31. References to any numerically identified year preceded by the word “fiscal” are references to the year ended or ending on March 31 of such numerically identified year.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of IXYS Corporation and our wholly-owned subsidiaries after elimination of all intercompany balances and transactions.

Foreign Currency Translation and Transaction

The local currency is considered to be the functional currency of some of our wholly-owned international subsidiaries. Among them, IXYS Semiconductor GmbH, or IXYS GmbH, utilizes the Euro as its functional currency, while IXYS UK Westcode Limited, or IXYS UK, utilizes the British pound sterling as its functional currency. For such subsidiaries, the assets and liabilities are translated at the exchange rate in effect at year-end and the revenues and expenses are translated at average rates during the year. Adjustments resulting from the translation of these accounts of these subsidiaries into U.S. dollars are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included as a component of other income or expense. The functional currency is U.S. dollars for our other significant subsidiaries.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from our estimates. Areas where management uses subjective judgments include, but are not limited to, revenue reserves, inventory valuation, deferred income taxes and related valuation allowances, allocation of purchase price in business combinations, valuation of goodwill and identifiable intangible assets and asset impairment analysis.

Revenue Recognition

Revenue is recognized when there is persuasive evidence that an arrangement exists, when delivery has occurred, when the price to the buyer is fixed or determinable and when collectability of the receivable is reasonably assured. These elements are typically met when title to the products is passed to the buyer, which is generally when product is shipped to the customer with sales terms ex-works, or when product is delivered to the customer with sales terms delivered duty paid.

We sell to distributors and original equipment manufacturers. Revenues from distributors were approximately 58.7%, 56.7% and 55.6% in fiscal 2017, 2016 and 2015, respectively. Accounts receivable from distributors are recognized and inventory is relieved when title to inventories transfers, typically upon shipment from us, at which point we have a legally enforceable right to collection under normal payment terms. We provide some of our distributors with the following programs: stock rotation and ship and debit. Reserves for sales returns and allowances, including allowances for “ship and debit” transactions, are recorded at the time of shipment, and are based on historical levels of returns, current economic trends and changes in customer demand.

We state our revenues net of any taxes collected from customers that are required to be remitted to various government agencies. The amount of taxes collected from customers and payable to governmental entities is included on the balance sheet as part of “Accrued expenses and other current liabilities.”

Allowance for sales returns. We maintain an allowance for sales returns based on estimated product returns by our customers. We estimate our allowance for sales returns based on our historical return experience, known returns we have not received, current economic trends, changes in customer demand, and other assumptions. If we were to make different judgments or utilize different estimates, the amount and timing of our revenues could be materially different. Given that our revenues consist of a high volume of relatively similar products, to date our actual returns and allowances have not fluctuated significantly from period to period and our returns provisions have historically been reasonably accurate. This allowance is included as part of “Accounts receivable, net” on the balance sheet and as a reduction of revenues in the statement of operations.

Allowance for stock rotation. We also provide “stock rotation” to select distributors. The rotation allows distributors to return a percentage of the previous six months’ sales in exchange for orders of an equal or greater amount. In the fiscal years ended March 31, 2017, 2016 and 2015, approximately $1,459,000, $1,494,000 and $1,741,000, respectively, of products were returned to us under the program. We establish the allowance for sales to distributors. The allowance, which is management’s best estimate of future returns, is based upon the historical experience of returns and inventory levels at the distributors. This allowance is included as part of “Accounts receivable, net” on the balance sheet and as a reduction of revenues in the statement of operations. Should distributors increase stock rotations beyond our estimates, these statements would be adversely affected.

Allowance for ship and debit. Ship and debit is a program designed to assist distributors in meeting competitive prices in the marketplace on sales to their end-customers. Ship and debit requires a request from the distributor for a pricing adjustment for a specific part for a customer sale to be shipped from the distributor’s stock. We have no obligation to accept this request. However, it is our historical practice to allow some distributors to obtain pricing adjustments for inventory held. We receive periodic statements regarding our products held by our distributors. Ship and debit authorizations may cover current and future distributor activity for a specific part for sale to a distributor’s customer. At the time we record sales to distributors, we provide an allowance for the estimated future distributor activity related to such sales since it is probable that such sales to distributors will result in ship and debit activity. The sales allowance requirement is based on sales during the period, credits issued to distributors, distributor inventory levels, historical trends, market conditions, pricing trends we see in our direct sales activity with original equipment manufacturers and other customers, and input from sales, marketing and other key management. We believe that the analysis of these inputs enables us to make reliable estimates of future credits under the ship and debit program. This analysis requires the exercise of significant judgments. Our actual results to date have approximated our estimates. At the time the distributor ships the part from stock, the distributor debits us for the authorized pricing adjustment. This allowance is included as part of “Accounts receivable, net” on the balance sheet and as a reduction of revenues in the statement of operations. If competitive pricing were to decrease sharply and unexpectedly, our estimates might be insufficient, which could significantly adversely affect our operating results.

Additions to the ship and debit allowance are estimates of the amount of expected future ship and debit activity related to sales during the period. Additions to the allowance reduce revenues and gross profit in the period. The following table sets forth the beginning and ending balances of, additions to, and deductions from, our allowance for ship and debit during the three years ended March 31, 2017 (in thousands):

Balance March 31, 2014	$1,071
Additions	5,765
Deductions	(5,777)
Balance March 31, 2015	1,059
Additions	4,479
Deductions	(4,672)
Balance March 31, 2016	866
Additions	7,363
Deductions	(6,680)
Balance March 31, 2017	$1,549

Trade accounts receivable and allowance for doubtful accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in the existing accounts receivable. We determine the allowance based on the aging of our accounts receivable, the financial condition of our customers and their payment history, our historical write-off experience and other assumptions. Past due balances and other specified accounts as necessary are reviewed individually. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Actual write-offs may be in excess of the recorded allowance. This allowance is reported on the balance sheet as part of “Accounts receivable, net” and is included on the statement of operations as part of selling, general and administrative expenses, or SG&A expenses.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents include investments in commercial paper and money market accounts at banks.

Restricted Cash

Restricted cash balances at March 31, 2017 and March 31, 2016 were $1.3 million and $277,000, respectively. At both dates, restricted cash balances included funds segregated for pension payments in Germany. Restricted cash as of March 31, 2017 also included a security deposit of €1.0 million, or approximately $1.1 million, made in relation to a loan with IKB Deutsche Industriebank, or IKB, during fiscal 2017. The security deposit will mature on December 29, 2017, so long as compliance occurs through that date.

Inventories

Inventories are recorded at the lower of standard cost, which approximates actual cost on a first-in-first-out basis, or market value. Our accounting for inventory costing is based on the applicable expenditure incurred, directly or indirectly, in bringing the inventory to its existing condition. Such expenditures include acquisition costs, production costs and other costs incurred to bring the inventory to its use. As it is impractical to track inventory from the time of purchase to the time of sale for the purpose of specifically identifying inventory cost, our inventory is, therefore, valued based on a standard cost, given that the materials purchased are identical and interchangeable at various production processes. We review our standard costs on an as-needed basis but in any event at least once a year, and update them as appropriate to approximate actual costs. The authoritative guidance provided by Financial Accounting Standards Board, or FASB, requires certain abnormal expenditures to be recognized as expenses in the current period instead of capitalized in inventory. It also requires that the amount of fixed production overhead allocated to inventory be based on the normal capacity of the production facilities.

We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The value of our inventories is dependent on our estimate of future demand as it relates to historical sales. If our projected demand is overestimated, we may be required to reduce the valuation of our inventories below cost. We regularly review inventory quantities on hand and record an estimated provision for excess inventory based primarily on our historical sales and expectations for future use. We also recognize a reserve based on known technological obsolescence, when appropriate. Actual demand and market conditions may be different from those projected by our management. This could have a material effect on our operating results and financial position. If we were to make different judgments or utilize different estimates, the amount and timing of our write-down of inventories could be materially different.

Excess inventory frequently remains saleable. When excess inventory is sold, it yields a gross profit margin of up to 100%. Sales of excess inventory have the effect of increasing the gross profit margin beyond that which would otherwise occur, because of previous write-downs. Once we have written down inventory below cost, we do not write it up when it is subsequently utilized, sold or scrapped. We do not physically segregate excess inventory nor do we assign unique tracking numbers to it in our accounting systems. Consequently, we cannot isolate the sales prices of excess inventory from the sales prices of non-excess inventory. Therefore, we are unable to report the amount of gross profit resulting from the sale of excess inventory or quantify the favorable impact of such gross profit on our gross profit margin.

The following table provides information on our excess and obsolete inventory reserve charged against inventory at cost (in thousands):

Balance at March 31, 2014	$24,304
Utilization or sale	(1,637)
Scrap	(2,901)
Additional provision	4,487
Foreign currency translation adjustments	(1,500)
Balance at March 31, 2015	22,753
Utilization or sale	(2,455)
Scrap	(3,217)
Additional provision	4,125
Foreign currency translation adjustments	174
Balance at March 31, 2016	21,380
Utilization or sale	(3,813)
Scrap	(3,682)
Additional provision	5,838
Foreign currency translation adjustments	(425)
Balance at March 31, 2017	$19,298

The practical efficiencies of wafer fabrication require the manufacture of semiconductor wafers in minimum lot sizes. Often, when manufactured, we do not know whether or when all the semiconductors resulting from a lot of wafers will sell. With more than 10,000 different part numbers for semiconductors, excess inventory resulting from the manufacture of some of those semiconductors will be continual and ordinary. Because the cost of storage is minimal when compared to the potential value and because our products do not quickly become obsolete, we expect to hold excess inventory for potential future sale for years. Consequently, we have no set time line for the utilization, sale or scrapping of excess inventory.

In addition, our inventory is also being written down to the lower of cost or market. We review our inventory listing on a quarterly basis for an indication of losses being sustained for costs that exceed selling prices less direct costs to sell. When it is evident that our selling price is lower than current cost, inventory is marked down accordingly. At March 31, 2017 and 2016, our lower of cost or market reserves were $384,000 and $409,000, respectively.

Furthermore, we perform an annual inventory count or periodic cycle counts for specific parts that have a high turnover. We also periodically identify any inventory that is no longer usable and write it off.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of 2 to 8 years for equipment and 24 years to 50 years for property and plant. Upon disposal, the assets and related accumulated depreciation are removed from our accounts and the resulting gains or losses are reflected in the statements of operations. Repairs and maintenance costs are charged to expense. Depreciation of leasehold improvements is provided on the straight-line method over the shorter of the estimated useful life or the term of the lease.

The authoritative guidance provided by FASB requires evaluating the recoverability of the carrying amount of our property, plant and equipment, net whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the forecasted undiscounted cash flows derived for the operation to which the assets relate are less than the carrying amount including associated intangible assets of the operation. If the operation is determined to be unable to recover the carrying amount of its assets, then impairment loss is recognized by reducing the carrying amount of the long-lived asset group on a pro-rata basis using the relative carrying amounts of those assets. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted expected cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which we operate and the resulting assumptions used to estimate future cash flows affect the outcome of these impairment tests.

Our facility in Lampertheim, Germany serves as collateral for our borrowings from IKB. See Note 8, “Borrowing Arrangements” for more details.

Treasury Stock

We account for treasury stock using the cost method. Costs include fees charged in connection with acquiring treasury stock.

Other Assets

Other assets include marketable equity securities classified as available-for-sale, long term equity investments accounted for under the equity method and investments accounted for under the cost method. Investments designated as available-for-sale are reported at fair value with the unrealized gains and losses, net of tax, recorded in other comprehensive income (loss). Realized gains and losses (calculated as proceeds less specifically identified costs) and declines in value of these investments judged by management to be other than temporary, if any, are included in other income (expense), net.

We have a 45% equity interest in Powersem GmbH, or Powersem, a semiconductor manufacturer based in Germany, and an approximately 20% equity interest in EB Tech Ltd., or EB Tech, a radiation services provider based in South Korea. In fiscal 2015, we acquired approximately a 24% equity interest in Automated Technology, Inc., or ATEC, an assembly and test services provider in the Philippines. These investments are accounted for using the equity method. In fiscal 2017, we recognized income of $809,000 on these investments. In fiscal 2016 and 2015, we recognized losses of $120,000 and $7,000 on these investments, respectively.

Investments which do not have readily determinable fair values and are not required to be accounted for under the equity method are accounted for using the cost method. As of March 31, 2017, we have $3.1 million of cost method investments. We did not hold any cost method investments as of March 31, 2016.

Investments accounted for using the equity method and cost method are subject to a review for impairment if, and when, events and circumstances indicate that the fair value of our investment would be less than the carrying value.

Refer to Note 5, “Other Assets” and Note 13, “Related Party Transactions” for further information regarding the investment balances and the related transactions of those long term investments.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. The costs of acquired intangible assets are recorded at fair value at acquisition. Intangible assets with finite lives are amortized using the straight-line method or accelerated method over their estimated useful lives and evaluated for impairment in accordance with the authoritative guidance provided by FASB.

Goodwill and intangible assets with indefinite lives are reviewed at least annually for impairment charges during the quarter ending March 31, or more frequently if events and circumstances indicate that the asset might be impaired, in accordance with the authoritative guidance provided by FASB. We first assess qualitative factors to determine whether it is necessary to perform the two-step fair value-based impairment test described below. If we believe that, as a result of the qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required.

Under the quantitative approach effective prior to January 2017, there were two steps in the determination of the impairment of goodwill. The first step compared the carrying amount of the net assets to the fair value of the reporting unit. The second step, if necessary, recognized an impairment loss to the extent the carrying value of the reporting unit’s net assets exceeds the implied fair value of goodwill. An impairment loss was recognized to the extent that the carrying amount of goodwill exceeds its implied fair value. In January 2017, FASB issued amended guidance which eliminated the second step in goodwill impairment testing. Under the new guidance, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. The new guidance no longer requires us to determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. We adopted the new guidance on a prospective basis commencing with the quarter ended March 31, 2017. We operate our business as one reporting unit.

We assess the recoverability of the finite-lived intangible assets by examining the occurrences of certain events or changes of circumstances that indicate that the carrying amounts may not be recoverable. After our initial assessment, if it is necessary, we perform the impairment test by determining whether the estimated undiscounted cash flows attributable to the assets in question are less than their carrying values. Impairment losses, if any, are measured as the amount by which the carrying values of the assets exceed their fair value and are recognized in operating results. If a useful life is determined to be shorter than originally estimated, we accelerate the rate of amortization and amortize the remaining carrying value over the new shorter useful life.

During the quarter ended December 31, 2016, based on our assessment, the intangible assets resulting from the RadioPulse acquisition were determined to be fully impaired and an impairment charge of $1.4 million was recognized. See Note 7, “Goodwill and Intangible Assets” for further discussion of impairment analysis of goodwill and intangible assets and related charges recorded.

Defined Benefit Plans

We maintain pension plans covering certain of our employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increases for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans. The authoritative guidance provided by FASB requires us to recognize the funded status of our defined benefit pension and post-retirement benefit plans in our consolidated balance sheets, with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax. See Note 9, “Pension Plans” for further information.

Fair Value of Financial Instruments

The assessment of fair value for our financial instruments is based on the authoritative guidance provided by FASB in connection with fair value measurements. It defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

Carrying amounts of some of our financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to their short maturities. Based on borrowing rates currently available to us for loans with similar terms, the carrying value of notes payable to banks and loans payable approximate fair value and represent level 2 valuations.

Advertising Expense

We expense advertising as the costs are incurred. Advertising expense for the years ended March 31, 2017, 2016 and 2015 was $411,000, $433,000 and $437,000, respectively. Advertising expense is included in “Selling, general and administrative expenses” on our consolidated statements of operations.

Research and Development Expense

Research and development costs are charged to operations as incurred.

Income Taxes

Our provision for income taxes is comprised of our current tax liability and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is required to reduce the deferred tax assets to the amount that management estimates is more likely than not to be realized. In determining the amount of the valuation allowance, we consider income over recent years, estimated future taxable income, feasible tax planning strategies and other factors, in each taxing jurisdiction in which we operate. If we determine that it is more likely than not that we will not realize all or a portion of our remaining deferred tax assets, we will increase our valuation allowance with a charge to income tax expense. Conversely, if we determine that it is more likely than not that we will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released, which will have the effect of reducing income tax expense. Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish or increase an additional valuation allowance that could materially impact our financial position and results of operations. Our ability to utilize our deferred tax assets and the continuing need for related valuation allowances are monitored on an ongoing basis. See Note 16, “Income Taxes” for further discussion regarding income taxes.

Other Income (Expense)

Other income and expense primarily consists of gains and losses on foreign currency transactions and interest income and expense, together with our share of income or loss from investments accounted for on the equity method and other than temporary impairment charges on available-for-sale securities.

Indemnification

Product guarantees and warranties have not historically proved to be material. On occasion, we provide limited indemnification to customers against intellectual property infringement claims related to our products. To date, we have not experienced significant activity or claims related to such indemnifications. We also provide in the normal course of business indemnification to our officers, directors and selected parties. We are unable to estimate the potential future liability, if any. Therefore, no liability for these indemnification agreements has been recorded as of March 31, 2017 and 2016.

Legal Contingencies

We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. The authoritative guidance provided by FASB requires that an estimated loss from a loss contingency should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a material loss has been incurred. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position, results of operations or cash flows.

Net Income (Loss) per Share

Basic net income (loss) available per common share is computed using net income (loss) and the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed using net income (loss) and the weighted average number of common shares outstanding, assuming dilution, which includes potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the assumed exercise of stock options and assumed vesting of restricted stock units using the treasury stock method. See Note 12, “Computation of Earnings per Share.”

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents foreign currency translation adjustments, unrealized gain or loss on equity investments classified as “available-for-sale” and minimum pension liability, net of tax. See Note 11, “Accumulated Other Comprehensive Income (Loss).”

Concentration and Business Risks

Dependence on Third Parties for Wafer Fabrication and Assembly

Measured in dollars, in fiscal 2017 we manufactured approximately 52.6% of our wafers, an integral component of our products, in our facilities in Germany, the UK, Massachusetts and California. We relied on third party suppliers to provide the remaining 47.4%. There can be no assurance that material disruptions in supply will not occur in the future. In such event, we may have to identify and secure additional foundry capacity and may be unable to identify or secure sufficient foundry capacity to meet demand. Even if such capacity is available from another manufacturer, the qualification process could take six months or longer. If we were unable to qualify alternative manufacturing sources for existing or new products in a timely manner or if such sources were unable to produce semiconductor devices with acceptable manufacturing yields and at acceptable prices, our business, financial condition and results of operations would be materially and adversely affected.

Dependence on Suppliers

We purchase silicon substrates from a limited number of vendors, most of whom we do not have long term supply agreements with. Any of these suppliers could terminate their relationship with us at any time. Our reliance on a limited number of suppliers involves several risks, including potential inability to obtain an adequate supply of silicon substrates and reduced control over the price, timely delivery, reliability and quality of the silicon substrates. There can be no assurance that problems will not occur in the future with suppliers.

Employees Covered by Collective Bargaining Arrangements

Approximately 56.3% and 94.9% of our employees in the UK and Germany, respectively, are covered by collective bargaining arrangements.

Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk comprise principally cash and cash equivalents and trade accounts receivable. We invest our excess cash in accordance with our investment policy that has been approved by the Board of Directors and is reviewed periodically by management to minimize credit risk. Regarding cash and cash equivalents, the policy authorizes the investment of excess cash in deposit accounts, certificates of deposit, bankers’ acceptances, commercial paper rated AA or better and other money market accounts and instruments of similar liquidity and credit quality.

We invest our excess cash primarily in foreign and domestic banks in short term time deposit and money market accounts. Maturities are generally three months or less. Our non-interest bearing domestic cash balances exceed federally insured limits. Additionally, we may invest in commercial paper with financial institutions that management believes to be creditworthy. These securities mature within ninety days or less and bear minimal credit risk. We have not experienced any losses on such investments.

We sell our products primarily to distributors and original equipment manufacturers. We perform ongoing credit evaluations of our customers and generally do not require collateral. An allowance for potential credit losses is maintained by us.

See Note 15, “Segment and Geographic Information” for information related to customers that owe us more than 10% of our total accounts receivable.

We continually monitor the credit risk in our portfolio and mitigate our credit risk exposures in accordance with the policies approved by our Board of Directors.

Stock-Based Compensation Plans

We have employee equity incentive plans and an employee stock purchase plan, which are described more fully in Note 10, “Employee Equity Incentive Plans.” The authoritative guidance provided by FASB requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and shares expected to vest. We use the straight-line attribution method to recognize share-based compensation costs over the service period of the award.

Recent Accounting Pronouncements and Accounting Changes

In May 2014, FASB issued a new standard on the recognition of revenue from contracts with customers, which includes a single set of rules and criteria for revenue recognition to be used across all industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when or as the entity satisfies a performance obligation. For public companies, this standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods during the annual period. Early adoption is permitted for annual periods commencing after December 15, 2016. Two different transition methods are available: full retrospective method and a modified retrospective approach.

We do not plan to adopt this guidance early. We are currently evaluating the potential impact of this standard on our financial position and results of operations, as well as our selected transition method. Based on our preliminary assessment, we believe the new standard will not have a material impact on our financial position and results of operations, as our revenue is primarily generated from the sale of finished products to customers. Sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks, and rewards transfer. We do not expect to change the manner or timing of recognizing revenue on a majority of our revenue transactions.

In July 2015, FASB issued an amendment to modify the inventory measurement guidance in Topic 330, Inventory, for inventory that is measured using the methods other than last-in, first-out, or LIFO, and the retail inventory method. It requires that an entity measure inventory within the scope of this update at the lower of cost and net realizable value. It eliminated the guidance in Topic 330 that required a reporting entity measuring inventory at the lower of cost or market to consider the replacement cost of inventory and the net realizable value of inventory less an approximately normal profit margin along with net realizable value in determining the market value. The guidance will be effective for annual reporting periods beginning after December 15, 2016, and interim periods during the annual period. The new standard is required to be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We do not expect this change to have a significant impact on our consolidated financial statements.

In January 2016, FASB issued authoritative guidance that modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under Accounting Standards Codification, Fair Value Measurements, or ASC 820, and as such these investments may be measured at cost. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact of this standard on our consolidated financial statements.

In February 2016, FASB issued amended guidance for lease arrangements, which requires lessees to recognize the following for all leases with terms longer than 12 months: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, or ROU asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this amended guidance on our consolidated financial statements.

In March 2016, FASB issued amended guidance which simplifies several aspects of the accounting for employee share-based payment awards, including forfeitures, employer tax withholding on share-based compensation and excess tax benefits or deficiencies. The amended guidance also clarifies the statement of cash flows presentation for share-based awards. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period for which financial statements have not yet been issued or have not been made available for issuance. We are currently evaluating the impact of this amended guidance on our consolidated financial statements.

In August 2016, FASB issued amended guidance that provides clarification on cash flow classification related to eight specific issues, including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, distributions received from equity method investees and proceeds from the settlement of insurance claims. The guidance will be effective for fiscal years beginning after December 15, 2017, including interim reporting periods within those fiscal years. Early adoption is permitted. The amended guidance should be applied retrospectively to all periods presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. We do not expect this change to have a significant impact on our consolidated financial statements.

In October 2016, FASB issued amended guidance which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. This eliminates the current exception for all intra-entity transfers of an asset other than inventory that requires deferral of the tax effects until the asset is sold to a third party or otherwise recovered through use. The guidance will be effective for fiscal years beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. Early adoption is permitted in the first interim period only. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. We are in the process of evaluating the impacts of the adoption of this amendment.

In November 2016, FASB issued amended guidance which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash. Therefore, restricted cash should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and is to be applied on a retrospective basis. Early adoption is permitted. We have adopted the guidance on a retrospective basis from the quarter ended December 31, 2016. Based on the guidance, the beginning and ending balance of cash and cash equivalents for the respective periods in our audited condensed consolidated statements of cash flow included restricted cash.

In January 2017, FASB issued amended guidance which narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The definition of a business affects areas of accounting such as acquisitions, disposals and goodwill. The revised definition of a business under this guidance is expected to reduce the number of transactions that are accounted for as business combinations. The guidance is effective on a prospective basis for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The impact on our consolidated financial statements will depend on the facts and circumstances of any specific future transactions.

In January 2017, FASB issued amended guidance which eliminates the second step in goodwill impairment testing in which goodwill impairment is determined by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Under the amended standard, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. The guidance is effective on a prospective basis for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We have adopted the guidance on a prospective basis commencing with the quarter ended March 31, 2017. The adoption did not have any impact on our consolidated financial statements for the quarter ended March 31, 2017.

3. Business Combinations

RadioPulse, Inc.

On May 1, 2015, we acquired RadioPulse, Inc., or RadioPulse, for a total consideration of $15.7 million. Based in South Korea, RadioPulse is a fabless semiconductor company that develops, manufactures and sells wireless network technology solutions based on the ZigBee® protocol, which combines microcontrollers and radio frequency devices. RadioPulse’s solutions are designed to enable a broad range of power-sensitive applications in the industrial, medical, consumer, smart grid and Internet of Things, or IoT, markets. RadioPulse offers a product portfolio complementary to our product lines. The consideration included cash consideration paid at closing of $14.7 million and $1.0 million related to an adjustment to eliminate debt owed to us for funds advanced prior to closing. The acquisition also included potential earnout payments aggregating up to $6.0 million based on certain financial thresholds related to net revenues, gross profit and net income in calendar years 2015, 2016 and 2017. Based on our valuation, the fair value of the liability for the earnout payment at the acquisition date was estimated to be nil. The fair value of the liability for the earnout payment has not changed since the initial valuation. In connection with the acquisition, we incurred and expensed $248,000 in legal and consulting costs and $249,000 in acquisition-related compensation costs during fiscal 2016.

The following table summarizes the values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Purchase Consideration Allocation
Cash and cash equivalents and restricted cash	$196
Accounts receivable	1,497
Inventories	534
Property, plant and equipment	24
Prepaid expenses and other current assets	547
Identifiable intangible assets	2,867
Short-term borrowings	(2,354)
Accounts payable	(614)
Accruals and other liabilities	(1,926)
Total identifiable net liabilities	771
Goodwill	14,887
Total purchase consideration	$15,658

Identified intangible assets resulting from the RadioPulse acquisition consisted of the following (in thousands):

		Amortization	Estimated
	Fair Value	Method	Useful Life
	(In thousands)		(In months)
Developed intellectual property	$1,005	Accelerated	60
In-process research and development expenses (1)	1,188	Straight-line	60
Customer relationships	500	Accelerated	36
Contract backlog	174	Straight-line	6
Total	$2,867

(1) Amortization started in the quarter ended December 31, 2016 upon the completion of the research and development activities of the corresponding projects.

The value reflected in the table represents the purchase price allocation. The valuation of the acquired intangibles was classified as a level 3 measurement under the fair value measurement guidance because the valuation was based on significant unobservable inputs and involved management judgment and assumptions about market participants and pricing. We did not recognize any liability with respect to the contingent consideration based upon our analysis.

In determining the fair value of the acquired intangible assets, we determined the appropriate unit of measure, the exit market and the highest and best use for the assets. The income approach was used to estimate the fair value. The income approach indicates the fair value of an asset based on the value of the cash flows that the asset can be expected to generate in the future through a discounted cash flow method. The income approach was used to determine the fair values of developed intellectual property, in-process research and development expenses, contract backlog and customer relationships. The goodwill arising from the acquisition was largely attributable to the synergies expected to be realized after our acquisition and integration of RadioPulse and to the workforce acquired in the transaction. The goodwill is not deductible for tax purposes.

During the quarter ended December 31, 2016, the intangible assets resulting from the RadioPulse acquisition were determined to be fully impaired and an impairment charge of $1.4 million was recognized. See Note 7, “Goodwill and Intangible Assets” for further discussion of the impairment analysis of goodwill and intangible assets and the related charges recorded.

RadioPulse contributed net revenues of $4.1 million, from the date of purchase, May 1, 2015 to our consolidated statements of operations for the fiscal year ended March 31, 2016. The net loss of RadioPulse included in our operating results for the year ended March 31, 2016 was $3.6 million, based on the purchase consideration valuation. The results of operations and financial position of RadioPulse were immaterial compared to our financial statements and therefore pro-forma financial statements have not been separately presented.

Other Acquisition

In the quarter ended June 30, 2014, we completed a business acquisition for a cash consideration of $2.3 million, net of cash acquired of approximately $204,000. The acquisition resulted in a goodwill of $2.8 million and we assumed debt of $723,000. At March 31, 2017, this goodwill balance reflected a cumulative reduction of $605,000 caused by changes in the foreign exchange translation rate. This acquisition was not significant to our consolidated financial statements.

4. Fair Value

We account for certain assets and liabilities at fair value. In determining fair value, we consider its principal or most advantageous market and the assumptions that market participants would use when pricing, such as inherent risk, restrictions on sale and risk of non-performance. The fair value hierarchy is based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable in active markets.

Level 3 — Model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable.

Fair Value Measurements on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as of March 31, 2017 and 2016 (in thousands):

	March 31, 2017 (1)			March 31, 2016 (1)
		Fair Value Measured at			Fair Value Measured at
		Reporting Date Using			Reporting Date Using
Description	Total	Level 1	Level 2	Total	Level 1	Level 2
Money market funds (2)	$90,752	$90,752	$-	$115,974	$115,974	$-
Marketable equity securities (3)	1,771	1,771	-	1,749	1,749	-
Auction rate preferred securities (3)	350	-	350	350	-	350
Total assets measured at fair value	$92,873	$92,523	$350	$118,073	$117,723	$350

(1)	We did not have any recurring fair value measurements of assets or liabilities whose fair value was measured using significant unobservable inputs.
(2)	Included in "Cash and cash equivalents" on our audited consolidated balance sheets.
(3)	Included in "Other assets" on our audited consolidated balance sheets.

We measure our marketable equity securities and derivative contracts at fair value. Marketable equity securities are valued using the quoted market prices and are therefore classified as Level 1 estimates. All of the marketable equity securities are subject to a periodic impairment review. We review any impairment to determine whether it is other than temporarily impaired. This review is based on factors such as length of time of impairment, extent to which the fair value is below the cost basis, financial conditions of the issuer of the security, our expectations of future recoveries and our ability and intent to hold or sell the securities. Based on our review, we recognized other than temporary impairment losses of $151,000, $454,000 and $1.9 million in marketable equity securities during fiscal 2017, 2016 and 2015, respectively. See Note 5, “Other Assets” for further information on the unrealized losses included in marketable securities.

From time to time, we use derivative instruments to manage exposure to changes in interest rates and currency exchange rates, and the fair values of these instruments are recorded on the balance sheets. We have elected not to designate these instruments as accounting hedges. The changes in the fair value of these instruments are recorded in the current period’s statement of operations and are included in other income (expense), net. All of our derivative instruments are traded on over-the-counter markets where quoted market prices are not readily available. For those derivatives, we measure fair value using prices obtained from the counterparties with whom we have traded. The counterparties price the derivatives based on models that use primarily market observable inputs, such as yield curves and option volatilities. Accordingly, we classify these derivatives as Level 2. We held no derivative instruments at March 31, 2017 and March 31, 2016.

Auction rate preferred securities, or ARPS, are stated at par value based upon observable inputs, including historical redemptions received from the ARPS issuers, and are therefore categorized as Level 2 estimates.

Cash and cash equivalents are recognized and measured at fair value in our consolidated financial statements. Accounts receivable and prepaid expenses and other current assets are financial assets with carrying values that approximate fair value. Accounts payable and accrued expenses and other current liabilities are financial liabilities with carrying values that approximate fair value.

Our indebtedness for borrowed money and our installment payment obligations approximated fair value, as the interest rates either adjusted according to the market rates or the interest rates approximated the market rates. The estimated fair value of these items was approximately $77.8 million and $87.1 million at March 31, 2017 and March 31, 2016, respectively.

Our equity method investments, cost method investments and non-financial assets, such as acquired intangible assets and property, plant and equipment, are recorded at fair value only if impairment is recognized. No impairment losses on the investments accounted for under the equity method or the cost method were recognized as of March 31, 2017, as there have not been any events or changes in circumstances that we believe would have had a significant adverse effect on the fair value of those investments.

5. Other Assets

Other assets consisted of the following (in thousands):

	March 31,
	2017	2016
Marketable equity securities	$1,771	$1,749
Auction rate preferred securities	350	350
Long-term equity method investments	11,589	10,977
Other items, including cost method investments	4,265	686
Total	$17,975	$13,762

Available-for-Sale Investments

Marketable equity securities and auction rate preferred securities are designated as available-for-sale that are reported at fair value with unrealized gains and losses, net of income taxes, recorded in other comprehensive income (loss). Realized gains and losses (calculated as proceeds less specifically identified costs) and declines in value of these investments judged by management to be other than temporary, if any, are included in other income (expense), net. Available-for-sale investment securities have been stated at their fair value as of March 31, 2017 and include an unrealized loss, net of tax benefits, of $219,000 at March 31, 2017, and an unrealized loss, net of tax benefits, of $82,000 at March 31, 2016. See Note 4, “Fair Value” for further information on the fair value measurements and other than temporary impairment losses recognized.

Available-for-sale investments as of March 31, 2017 and 2016 were as follows (in thousands):

	Fiscal Year 2017				Fiscal Year 2016
	Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value

Marketable equity securities	$2,116	$254	$(599)	$1,771	$1,875	$46	$(172)	$1,749
Auction rate preferred securities	$350	$-	$-	$350	$350	$-	$-	$350

The available-for-sale investments that were in a continuous unrealized loss position as of March 31, 2017 and March 31, 2016, aggregated by length of time that individual securities have been in a continuous loss position, were as follows (in thousands):

	Less than 12 Months		12 Months or Greater		Total
Period	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
March 31, 2017	$552	$469	$47	$263	$599	$732
March 31, 2016	$29	$581	$143	$932	$172	$1,513

Gross unrealized losses on our available-for-sale portfolio were immaterial to the consolidated balance sheets at March 31, 2017 and March 31, 2016.

During fiscal 2017, we recognized a gain of approximately $201,000 on the sale of available-for-sale investment securities. In respect of those securities, there was an unrealized loss of $28,000 included in accumulated other comprehensive income as of March 31, 2016.

Equity Method Investments

We have equity interests in Powersem, a semiconductor manufacturer based in Germany, EB Tech, a radiation services provider based in South Korea and ATEC, an assembly and test services provider in the Philippines. All of these companies are private limited companies. These investments are accounted for using the equity method and are included in “Other assets” on our audited consolidated balance sheet. As of March 31, 2017, we recorded an immaterial amount of our proportionate share of the affiliates’ gains and losses under the equity method of accounting. The carrying values of our investments in Powersem, EB Tech and ATEC at March 31, 2017 were $2.5 million, $2.6 million and $6.5 million, respectively. The carrying values of our investments in Powersem, EB Tech and ATEC at March 31, 2016 were $2.5 million, $2.7 million and $5.7 million, respectively.

We acquired approximately 24% of the outstanding common shares of ATEC for a purchase price of $5.9 million on December 12, 2014. The investment was initially recorded at cost. Subsequent periodic adjustments to cost are made to record our share in the operating results of ATEC, cash contributions and distributions and the differences between the fair value and carrying cost of assets acquired and liabilities assumed. In fiscal 2017, we recognized gain of $765,000 on our investment in ATEC. In fiscal 2016 and 2015, we recognized losses of $9,000 and $140,000, respectively, on our investment in ATEC.

See Note 2, “Summary of Significant Accounting Policies” and Note 13, “Related Party Transactions” for further information on these investments.

Cost Method Investments

During fiscal 2017, we made investments in privately-held companies. Those investments are accounted for under the cost method as they do not qualify for the fair value or another accounting method. At March 31, 2017, the carrying value of those investments was $3.1 million. We do not estimate the fair value of those cost method investments because determining the fair value is not practicable.

6. Balance Sheet Details

Accounts Receivable

Accounts receivable consisted of the following (in thousands):

	March 31,
	2017	2016
Accounts receivable, gross	$45,856	$41,219
Allowances	(4,689)	(2,779)
Accounts receivable, net	$41,167	$38,440

Allowances Movement (in thousands):

	Balance at Beginning of Year	Additions	Utilization	Translation Adjustments	Balance at End of Year
Allowances for accounts receivable and for doubtful accounts:
Year ended March 31, 2017	$2,779	$10,608	$(8,657)	$(41)	$4,689
Year ended March 31, 2016	$2,768	$6,795	$(6,799)	$15	$2,779
Year ended March 31, 2015	$3,013	$8,935	$(9,004)	$(176)	$2,768

Inventories

Inventories consisted of the following (in thousands):
	March 31,
	2017	2016
Raw materials	$17,920	$18,269
Work in process	45,634	41,549
Finished goods	25,882	29,786
Total	$89,436	$89,604

Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):
	March 31,
	2017	2016
Property and plant (useful life of 24 years to 50 years)	$38,195	$35,290
Equipment owned (useful life of 2 to 8 years)	137,105	139,318
Leasehold improvements (useful life of up to 40 years)	1,064	1,304
Property, plant and equipment, gross	176,364	175,912
Accumulated depreciation	(134,124)	(133,289)
Property, plant and equipment, net	$42,240	$42,623

Depreciation expense for fiscal years ended March 31, 2017, 2016 and 2015 amounted to $7.5 million, $8.4 million and $11.3 million, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):
	March 31,
	2017	2016

Uninvoiced goods and services	$12,703	$8,824
Compensation and benefits	6,707	7,540
Income taxes	3,521	2,066
Commissions, royalties and other	2,416	2,860
Total	$25,347	$21,290

7. Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in connection with our acquisitions. In May 2015, we acquired RadioPulse and recorded $14.9 million in goodwill. The goodwill balance as of March 31, 2017 and 2016 reflected changes in the foreign exchange translation rate.

The changes in the carrying amount of goodwill for the years ended March 31, 2017 and 2016 were as follows (in thousands):

	March 31,
	2017	2016
Goodwill	$56,024	$41,137
Accumulated impairment losses	(13,192)	(13,192)
Accumulated currency translation adjustment	(477)	(570)
Net goodwill at beginning of year	42,355	27,375
Goodwill acquired in acquisition	-	14,887
Currency translation adjustment	(128)	93
Net goodwill at end of year	$42,227	$42,355

The accumulated impairment losses as of March 31, 2017 and March 31, 2016 were $13.2 million.

Identifiable Intangible Assets

Identified intangible assets consisted of the following as of March 31, 2017 (in thousands):

	Gross Intangible Assets	Accumulated Impairment	Accumulated Amortization	Net Intangible Assets
Developed intellectual property	$17,309	$265	$14,168	$2,876
Customer relationships	13,520	123	13,397	-
In-process intellectual property	1,188	1,003	185	-
Contract backlog	7,329	-	7,329	-
Other intangible assets	1,591	-	1,483	108
Total identifiable intangible assets	$40,937	$1,391	$36,562	$2,984

Identified intangible assets consisted of the following as of March 31, 2016 (in thousands):

	Gross Intangible Assets	Accumulated Impairment	Accumulated Amortization	Net Intangible Assets
Developed intellectual property	$17,309	$-	$11,639	$5,670
Customer relationships	13,520	-	12,961	559
In-process intellectual property	1,188	-	-	1,188
Contract backlog	7,329	-	7,329	-
Other intangible assets	1,599	-	1,409	190
Total identifiable intangible assets	$40,945	$-	$33,338	$7,607

We review our intangible assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable, based upon estimated undiscounted future cash flows. When we are required to determine the fair value of intangible assets other than goodwill, we use the income approach. We start with a forecast of all the expected net cash flows associated with the asset and then we apply an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows on the projections and the selection of a long-term growth rate and the discount rate. Based on our review, the intangible assets resulting from the RadioPulse acquisition were determined to be fully impaired and an impairment charge of $1.4 million was recognized during the quarter ended December 31, 2016.

The following table summarizes the components of the acquired identifiable intangible assets associated with the acquisitions of RadioPulse and a 4-bit and 8-bit microcontroller product line, or the Acquired MCU Business, in fiscal 2014.

		Amortization	Estimated
	Fair Value	Method	Useful Life
	(In thousands)		(In months)
RadioPulse:
Developed intellectual property	$1,005	Accelerated	60
Customer relationships	500	Accelerated	36
In-process research and development expense	1,188	Straight-line	60
Contract backlog	174	Straight-line	6
Total for RadioPulse	$2,867

Acquired MCU Business:
Developed intellectual property	$11,504	Straight-line	60
Customer relationships	6,920	Accelerated	36
Contract backlog	5,155	Straight-line	9
Trade name	421	Straight-line	60
Total for Acquired MCU Business	$24,000

For fiscal 2017, 2016 and 2015, amortization expenses on acquisition-related intangible assets were $3.1 million, $5.6 million and $6.0 million, respectively. The amortization of intangible assets is expected to be approximately $2.4 million and $596,000 in fiscal 2018 and 2019, respectively.

8. Borrowing Arrangements

Revolving Credit Agreement

On November 20, 2015, we entered into a Revolving Credit Agreement with a syndicate of banks for a line of credit of $125.0 million. The agent for the banks is Bank of the West. The obligations are guaranteed by four of our subsidiaries. The loan is collateralized pursuant to a Contingent Collateral Agreement, under which the assets of the parent company and the four subsidiaries could be subject to security interests for the benefit of the banks in the event of a loan default.

The credit agreement provides different interest rate alternatives under which we may borrow funds. We may elect to borrow based on LIBOR plus a margin or an alternative base rate plus a margin. The margin can range from 0.75% to 2.5%, depending on interest rate alternatives and on our leverage of liabilities to effective tangible net worth. An unused commitment fee is also payable. It ranges from 0.25% to 0.625%, depending on leverage. The applicable interest rate was 2.85% as of March 31, 2017.

The terms of the facility impose restrictions on our ability to undertake certain transactions, to create liens on assets and to incur subsidiary indebtedness. In addition, the credit agreement is subject to a set of financial covenants, including minimum effective tangible net worth, the ratio of cash, cash equivalents and accounts receivable to current liabilities, profitability, a leverage ratio and a minimum amount of U.S. domestic cash on hand. At March 31, 2016 we complied with these financial covenants, except the leverage ratio. The banks waived a default under the Revolving Credit Agreement caused by the leverage ratio, which compared total funded indebtedness as of March 31, 2016 to EBITDA for the four fiscal quarters ended March 31, 2016. The leverage ratio minimally exceeded the contractually agreed ratio of 2:1. The waiver by the banks was a one-time waiver and was not deemed to be an amendment, waiver, consent, release or modification of any other term or condition of the Revolving Credit Agreement.

In December 2016, we entered into an amendment to the Revolving Credit Agreement with the lenders under which the contractual term of the revolving loan was extended to November 20, 2019. The leverage ratio was increased to 2.50 to 1.00 from 2.00 to 1.00. No other terms of the Revolving Credit Agreement were affected by the amendment. At March 31, 2017, we complied with all of the financial covenants.

In relation to the execution of the amendment to the Revolving Credit Agreement, we incurred loan costs of $281,000 that were deferred and reduced our “Long term loans, net of current portion” on our audited consolidated balance sheets. Those costs, together with the unamortized loan costs of the Revolving Credit Agreement entered on November 20, 2015, are being amortized over the new life of the credit agreement. The unamortized balance at March 31, 2017 and March 31, 2016 was $399,000 and $304,000, respectively.

At March 31, 2017 and March 31, 2016, the outstanding principal balances under the credit agreement were $72.6 million and $80.0 million, respectively.

The Revolving Credit Agreement also includes a $10.0 million letter of credit subfacility. Borrowing under this subfacility is limited to the extent of availability under the $125.0 million revolving line of credit.

IKB Deutsche Industriebank

In April 2015, we entered into a loan with IKB. Under the agreement, we borrowed €6.5 million, or about $7.2 million at the time. The loan has a term ending March 31, 2022 and bears a fixed annual interest rate of 1.75%. Each fiscal quarter, a principal payment of €232,000, or about $248,000, and a payment of accrued interest are required. Financial covenants for a ratio of indebtedness to cash flow, a ratio of equity to total assets and a minimum stockholders’ equity for the German subsidiary must be satisfied for the loan to remain in good standing. Compliance with these covenants is required annually at March 31. We complied with all of these financial covenants at March 31, 2017. The loan may be prepaid in whole or in part with a modest penalty. The loan is also collateralized by a security interest in the facility in Lampertheim, Germany, and a security deposit of €1.0 million. The security deposit will mature on December 29, 2017, so long as compliance occurs through that date. At March 31, 2017, the outstanding principal balance was €4.6 million, or $5.0 million at that time.

Loans Assumed from Business Acquisitions

Our outstanding balances relating to loans assumed upon business acquisitions at March 31, 2017 and March 31, 2016 were $288,000 and $1.1 million, respectively.

Aggregate Debt Maturities

Aggregate debt maturities at March 31, 2017 were as follows (in thousands):

Fiscal Year Payable	Amount
2018	$1,058
2019	1,047
2020	73,648
2021	1,048
2022	1,048
Thereafter	-
Total	77,849
Less: current portion	1,058
Long-term portion (1)	$76,791

(1) Includes approximately $399,000 of unamortized debt issuance cost.

9. Pension Plans

We maintain three defined benefit pension plans: one for the UK employees, one for German employees, and one for Philippine employees. We deposit funds for the UK and Philippine plans with financial institutions and make payments to former German employees directly. We accrue for the unfunded portion of the obligations. The measurement date for projected benefit obligations and plan assets is March 31. The UK and German plans have been curtailed. As such, the plans are closed to new entrants and no credit is provided for additional periods of service.

Net Period Pension Cost

The net periodic pension expense includes the following components (in thousands):

	Year Ended March 31,
	2017	2016	2015

Service cost	$109	$101	$104
Interest cost on projected benefit obligation	1,313	1,450	1,803
Expected return on plan assets	(1,183)	(1,721)	(1,910)
Recognized actuarial loss	387	438	179
Net periodic pension expense	$626	$268	$176

Net Amount Recognized (in thousands)
	Year Ended March 31,
	2017	2016
Change in projected benefit obligation:
Projected benefit obligation at the beginning of the year	$45,021	$47,346
Service cost	109	101
Interest cost	1,313	1,450
Actuarial (gain) loss	3,356	(1,549)
Benefits paid	(1,543)	(1,830)
Foreign currency adjustment	(5,073)	(497)
Projected benefit obligation at year end	$43,183	$45,021

Change in plan assets:
Fair value of plan assets at the beginning of the year	$28,714	$30,114
Actual return (loss) on plan assets	3,526	(156)
Employer contribution	993	1,009
Benefits paid from assets	(1,083)	(1,388)
Foreign currency adjustment	(3,868)	(865)
Plan assets at fair value at year end	$28,282	$28,714
Unfunded status of the plan at year end	$14,901	$16,307

Pension liability recognized on the balance sheet due after one year	$14,901	$16,307

Plans with projected benefit obligation and accumulated benefit obligation in excess of plan assets:
Projected benefit obligation at year end	$43,183	$45,021
Accumulated benefit obligation at year end	$42,652	$44,509
Plan assets at fair value at year end	$28,282	$28,714

Amounts recognized in accumulated other comprehensive income (loss):
Unrecognized actuarial loss, before tax	$(11,457)	$(12,140)
Amount recognized as component of stockholders’ equity – pretax	$(11,457)	$(12,140)
Accumulated benefit obligation at year end	$42,652	$44,509

Weighted average actuarial assumptions used to determine benefit obligations for the plans were as follows:

	Year End March 31,
	2017			2016
Discount rate	1.9	-	5.2%	1.9	-	4.6%
Expected long term rate of return on assets	3.8	-	6.0%	4.4	-	7.0%
Salary scale			5.0%			5.0%

Information on Plan Assets

We report and measure the plan assets of our defined benefit pension plans at fair value. The table below sets forth the fair value of our plan assets as of March 31, 2017 and 2016, using the same three-level hierarchy of fair-value inputs described in Note 4, “Fair Value” (in thousands):

	March 31, 2017			March 31, 2016
Description	Level 1	Level 2	Total	Level 1	Level 2	Total
Cash and cash funds	$136	$-	$136	$121	$-	$121
Equity	314	-	314	351	-	351
Fixed interest	1,203	58	1,261	1,225	96	1,321
Mutual funds	13,181	13,390	26,571	13,527	13,394	26,921
Total	$14,834	$13,448	$28,282	$15,224	$13,490	$28,714

The expected long term rate of return on assets is a weighted average of the returns expected for the underlying broad asset classes. The expected returns for each asset class are estimated in light of the market conditions on the accounting date and the past performance of the asset classes generally.

The amount of accumulated other comprehensive income expected to be recognized in net periodic pension cost in fiscal 2018 includes amortization of actuarial loss of $397,000. Approximately 73% of the accrued pension liability relates to the German plan and 25% to the UK plan. The accrued pension liability related to the Philippine plan is immaterial.

The investment policies and strategies for the UK plan assets are determined by the respective plan’s trustees in consultation with independent investment consultants and the employer. Our practice is to fund these plans in amounts at least sufficient to meet the minimum requirements of local laws and regulations. The trustees are aware that the nature of the liabilities of the plans will evolve as the age profile and life expectancy of the membership changes. These changing liability profiles lead to consultations about the appropriate balance of investment assets to be used by the plans (equity, debt, other), as well as timescales, within which required adjustments should be implemented. The plan assets in the UK are held in pooled investment funds operated by Fidelity Worldwide Investments. Our plan assets do not include direct holdings of our securities. The investment managers have discretion to vary the balance of investments of the scheme according to prevailing investment conditions and the trustees regularly monitor all investment decisions affecting the scheme and the overall investment performance. At March 31, 2017, approximately 50% of the assets of the UK fund were invested in a diversified growth fund, which may invest in securities, collective investment schemes, money market instruments and cash and deposits, while 50% were in debt securities. The investments in debt securities are made in government index-linked bonds and investment grade corporate bonds. The target allocation of the UK plan assets that we control is 50% diversified growth fund and 50% debt securities.

The German plan was held by a separate legal entity. As of March 31, 2017, the German defined benefit plan was completely unfunded and we accrued for its obligations.

For our Philippine plan, the local law requires us to appoint a trustee for the fund. We have appointed Bank of the Philippine Islands, or BPI, as the trustee of the plan. The plan assets are fully invested with BPI. The main role of the trustee is to manage the fund according to the mandate given by the retirement committee of our Philippine entity and to pay the covered/eligible employees in accordance with the plan. BPI Asset Management and Trust Group, an independent unit of BPI, provides investment management services to the trustee. At March 31, 2017, approximately 75% of the assets of the fund were invested in fixed income securities, 19% in equity securities and 6% in cash. The target allocation for the Philippine fund was 75% to fixed income securities, 20% to equities and 5% to cash and cash equivalents.

We expect to make contributions to the plans of approximately $948,000 in the fiscal year ending March 31, 2018. This contribution is primary contractual.

We expect to pay benefits in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter of approximately the following (in thousands):

Fiscal Year Ended:	Benefit Payment
March 31, 2018	$1,525
March 31, 2019	1,561
March 31, 2020	1,632
March 31, 2021	1,660
March 31, 2022	1,611
Five fiscal years ended March 31, 2027	9,449
Total benefit payments for the ten fiscal years ended March 31, 2027	$17,438

10. Employee Equity Incentive Plans

Stock Purchase and Stock Option Plans

The 2009 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2016 Equity Incentive Plan

On September 10, 2009, our stockholders approved the 2009 Equity Incentive Plan, or the 2009 Plan, under which 900,000 shares of our common stock were reserved for the grant of stock options and other equity incentives. On September 16, 2011, our stockholders approved the 2011 Equity Incentive Plan, or the 2011 Plan, under which 600,000 shares of our common stock were reserved for the grant of stock options and other equity incentives. On August 30, 2013, our stockholders approved the 2013 Equity Incentive Plan, or the 2013 Plan, under which 2,000,000 shares of our common stock were reserved for the grant of stock options and other equity incentives. On August 26, 2016, our stockholders approved the 2016 Equity Incentive Plan, or the 2016 Plan, under which 2,000,000 shares of the common stock were reserved for the grant of stock options and other equity incentives. The 2009 Plan, the 2011 Plan, the 2013 Plan and the 2016 Plan are referred to as the Plans.

Stock Options

Under the Plans, nonqualified and incentive stock options may be granted to employees, consultants and non-employee directors. Generally, the per share exercise price shall not be less than 100% of the fair market value of a share on the grant date. The Board of Directors has the full power to determine the provisions of each option issued under the Plans. While we may grant options that become exercisable at different times or within different periods, we have primarily granted options that vest over four years. The options, once granted, expire ten years from the date of grant.

Stock Awards

Stock awards, denominated restricted stock under the 2009 Plan and the 2011 Plan, may be granted to any employee, director or consultant under the Plans. Pursuant to a stock award, we will issue shares of common stock. Shares that are subject to the restriction will be released from restriction if certain requirements, including continued performance of services, are met.

Stock Appreciation Rights

Awards of stock appreciation rights, or SARs, may be granted to employees, consultants and non-employee directors pursuant to the Plans. A SAR is payable on the difference between the market price at the time of exercise and the exercise price at the date of grant. In any event, the exercise price of a SAR shall not be less than 100% of the fair market value of a share on the grant date and shall expire no later than ten years from the grant date. Upon exercise, the holder of a SAR shall be entitled to receive payment either in cash or a number of shares by dividing such cash amount by the fair market value of a share on the exercise date.

Restricted Stock Units

Restricted stock units, denominated performance units in the 2009 Plan, may be granted to employees, consultants and non-employee directors under the Plan. Each restricted stock unit shall have a value equal to the fair market value of one share. After the applicable performance period has ended, the holder will be entitled to receive a payment, either in cash or in the form of shares, based on the number of restricted stock units earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals or other vesting provisions have been achieved.

The 1999 Equity Incentive Plan

Prior to May 2009, stock options were granted under the 1999 Equity Incentive Plan, or the 1999 Plan, for not less than 85% of fair market value at the time of grant. Once granted, the options expire ten years from the date of grant. Options granted to employees under the 1999 Equity Incentive Plan typically vested over four years. The 1999 Plan expired in May 2009 and no additional grants may be made thereunder.

Zilog 2004 Omnibus Stock Incentive Plan

The Zilog 2004 Omnibus Stock Incentive Plan, or the Zilog 2004 Plan, was approved by the stockholders of Zilog in 2004, and was amended and approved by the stockholders of Zilog in 2007. In connection with the acquisition of Zilog, our Board of Directors approved assumption of the Zilog 2004 Plan. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog were eligible to receive grants under the Zilog 2004 Plan. Under the 2004 Plan, non-statutory stock options were granted. At the time of the assumption of the Zilog 2004 Plan by our company, up to 652,963 shares of our common stock were available for grant under the plan.

In general, the options and shares granted pursuant to the Zilog 2004 Plan are exercisable at such time or times, and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the plan administrator, generally the Compensation Committee of our Board of Directors, determined in the applicable option agreement. The exercise price per share, payable upon the exercise of an option, was established by such administrator at the time of the grant and is not less than the par value per share of common stock on the date of the grant and, in the case of an incentive stock option, generally is not less than 100% of the fair market value per share on the date of grant. The Zilog 2004 Plan expired in February 2014 and no additional grants may be made thereunder.

Zilog 2002 Omnibus Stock Incentive Plan

The Zilog 2002 Omnibus Stock Incentive Plan, or the Zilog 2002 Plan, was adopted in 2002. In connection with the acquisition of Zilog, our Board of Directors approved the assumption of the Zilog 2002 Plan with respect to the shares available for grant as stock options. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog were eligible to receive grants under the Zilog 2002 Plan. At the time of the assumption of the Zilog 2002 Plan by our company, up to 366,589 shares of our common stock were available for grant under the plan.

Stock options granted under the Zilog 2002 Plan were permitted to be: (i) incentive stock options or nonqualified stock options or (ii) EBITDA-linked options and/or non-EBITDA linked options. We did not grant any EBITDA-linked options and none are outstanding. In general, non-EBITDA-linked options granted pursuant to the Zilog 2002 Plan was exercisable at such time or times and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as determined by the plan administrator in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option was established by such administrator at the time of grant. The term of each non-EBITDA-linked option was determined at the time of grant and does not exceed ten years. The Zilog 2002 Plan expired in May 2012 and no additional grants may be made thereunder.

Employee Stock Purchase Plan

The Board of Directors has approved the Amended and Restated 1999 Employee Stock Purchase Plan, or the Purchase Plan, and reserved a total of 1,550,000 shares of common stock for issuance under the Purchase Plan. Under the Purchase Plan, all eligible employees may purchase our common stock at a price equal to 85% of the lower of the fair market value at the beginning of the offer period or the semi-annual purchase date. Stock purchases are limited to 15% of an employee’s eligible compensation. During the year ended March 31, 2017, there were 112,171 shares purchased under the Purchase Plan, leaving approximately 128,070 shares available for purchase under the Purchase Plan in the future.

Fair Value of Stock Compensation

The authoritative guidance provided by FASB requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award.

Compensation cost for equity incentive awards is based on the grant-date fair value estimated in accordance with the authoritative guidance provided by FASB. We use the straight-line attribution method to recognize share-based compensation costs over the service period of the award.

The fair value of issuances under our Purchase Plan is estimated on the issuance date and using the Black-Scholes options pricing model, consistent with the requirements of the authoritative guidance provided by FASB.

The following table summarizes the effects of share-based compensation expenses recognized on our consolidated statement of operations resulting from options granted under our equity incentive plans and rights to acquire stock granted under our Purchase Plan (in thousands):

	Year Ended March 31,
Statement of Operations Classifications	2017	2016	2015

Cost of goods sold	$362	$488	$433
Research, development and engineering (1)	1,144	1,272	814
Selling, general and administrative	1,932	1,832	1,620
Stock-based compensation effect in income before income tax provision	3,438	3,592	2,867
Provision for income tax	694	660	1,009
Net stock-based compensation effects on net income	$2,744	$2,932	$1,858
(1) Includes acquisition-related compensation expenses of $249,000 during fiscal 2016.

As of March 31, 2017, there were approximately $6.8 million of total unrecognized compensation costs related to stock options granted. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.6 years.

The Black-Scholes option pricing model is used to estimate the fair value of options granted under our equity incentive plans and rights to acquire stock granted under our stock purchase plan. The weighted average estimated fair values of employee stock option grants and rights granted under the Purchase Plan, as well as the weighted average assumptions that were used in calculating such values during the during fiscal 2017, 2016 and 2015, were based on estimates at the date of grant as follows:

	Stock Options			Purchase Plan
	Year Ended March 31,			Year Ended March 31,
	2017	2016	2015	2017	2016	2015
Weighted average estimated fair value of grant per share	$4.48	$4.83	$5.54	$3.28	$3.33	$2.90
Risk-free interest rate	1.6%	1.8%	1.8%	0.4%	0.1%	0.1%
Expected term in years	6.41	6.45	6.25	0.75	0.50	0.50
Volatility	40.6%	44.9%	52.2%	37.5%	39.8%	36.9%
Dividend yield	0.4%	1.2%	1.0%	0.7%	1.1%	1.1%

We estimate the expected term of options granted based on the historical average period over which the options are exercised by employees. We estimate the volatility of our common stock based on historical volatility measures. We base the risk-free interest rate that is used in the option valuation model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the options.

We estimate the dividend yield based on the historical trend and our expectation of future dividends. Dividend yield is calculated based on the annualized cash dividends per share declared during the quarter and the closing stock price on the date of grant. We are required to estimate forfeitures at the time of grants and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

We recognize the estimated compensation cost of restricted stock over the vesting term. The estimated compensation cost is based on the fair value of our common stock on the date of grant.

We recognize the compensation cost relating to stock bonuses on the date of grant based on the fair value of our common stock on the date of grant, as such stock bonuses are vested immediately. We did not grant any bonus shares during fiscal 2017.

Stock compensation activities under our equity incentive plans for fiscal 2017, 2016 and 2015 were as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares (1)	Intrinsic Value (2)	Weighted Average Exercise Price per Share
			(000)

Balances, March 31, 2014	1,930,250	5,201,635	$8,658	$10.22
Options granted	(249,000)	249,000		$11.83
Options exercised	-	(339,374)	$1,310	$8.62
Options cancelled	39,750	(94,250)		$11.46
Options expired	26,000	(74,500)		$11.17
Balances, March 31, 2015	1,747,000	4,942,511	$10,831	$10.37
Options granted	(1,124,000)	1,124,000		$11.72
Options exercised	-	(382,826)	$1,551	$9.02
Options cancelled	14,500	(14,500)		$11.31
Options expired	-	(434,788)		$14.68
Balances, March 31, 2016	637,500	5,234,397	$6,456	$10.40
New shares authorized (3)	2,000,000
Options granted	(746,000)	746,000		$11.06
Options exercised	-	(859,852)	$3,112	$9.10
Options cancelled	7,500	(7,500)		$13.37
Options expired	22,500	(27,500)		$11.81
Balances, March 31, 2017	1,921,500	5,085,545	$19,570	$10.70

(1)	The number of stock options exercised includes shares that were withheld on behalf of employees to satisfy the statutory tax withholding requirements.
(2)	Except for options exercised, these amounts represent the difference between the exercise price and $14.55 per share, the closing price of our stock on March 31, 2017 as reported on the NASDAQ Global Select Market, for all in-the-money, outstanding and exercisable options.
(3)	On August 26, 2016, our stockholders approved the 2016 Plan, under which 2,000,000 shares of our common stock are reserved for the grant of stock options and other equity incentives.

The following table summarizes information about stock options outstanding at March 31, 2017:

Options Outstanding						Options Exercisable
Exercise Price per Share			Number of Shares Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price per Share	Number of Shares Exercisable	Weighted Average Exercise Price per Share
$5.01	-	7.75	576,500	1.6	$6.66	576,500	$6.66
$7.76	-	10.00	843,295	4.7	$9.30	783,545	$9.30
$10.01	-	12.50	2,890,750	6.9	$11.31	1,417,000	$11.51
$12.51	-	14.50	775,000	5.4	$12.95	523,250	$12.78
$5.01	-	14.50	5,085,545	5.7	$10.70	3,300,295	$10.34

Of the 5,085,545 options outstanding, 3,300,295 were exercisable on March 31, 2017 at a weighted average exercise price of $10.34 per share, with an intrinsic value of $13.9 million. The weighted average remaining contractual life of options outstanding and options exercisable at March 31, 2017 was 5.7 years and 4.1 years, respectively. The fair value of options that vested during the year ended March 31, 2017 was $2.9 million.

The following table summarizes information about stock options outstanding at March 31, 2016:

Options Outstanding						Options Exercisable
Exercise Price per Share			Number of Shares Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price per Share	Number of Shares Exercisable	Weighted Average Exercise Price per Share
$5.01	-	7.75	819,897	2.6	$6.63	819,897	$6.63
$7.76	-	10.00	1,223,500	4.8	$9.33	1,017,750	$9.29
$10.01	-	12.50	2,448,000	6.6	$11.42	1,331,916	$11.52
$12.51	-	13.37	743,000	6.1	$12.96	450,000	$12.69
$5.01	-	13.37	5,234,397	5.5	$10.40	3,619,563	$9.93

Of the 5,234,397 options outstanding, 3,619,563 were exercisable on March 31, 2016 at a weighted average exercise price of $9.93 per share, with an intrinsic value of $6.0 million. The weighted average remaining contractual life of options outstanding and options exercisable at March 31, 2016 was 5.5 years and 4 years, respectively. The fair value of options that vested during the year ended March 31, 2016 was $2.8 million.

11. Accumulated Other Comprehensive Income (Loss)

The components and the changes in accumulated other comprehensive income (loss), net of income taxes, were as follows (in thousands):

	Foreign Currency	Unrealized Gains (Losses) on Securities	Defined Benefit Pension Plans	Accumulated Other Comprehensive (Loss)
Balance as of March 31, 2014	$10,535	$325	$(5,831)	$5,029
Other comprehensive income (loss) before reclassifications	(24,112)	(1,536)	(3,830)	(29,478)
Net gain (loss) reclassified from accumulated other comprehensive income (loss)	-	1,218	143	1,361
Net current period other comprehensive income (loss)	(24,112)	(318)	(3,687)	(28,117)
Balance as of March 31, 2015	(13,577)	7	(9,518)	(23,088)
Other comprehensive income (loss) before reclassifications	2,938	(362)	(71)	2,505
Net gain (loss) reclassified from accumulated other comprehensive income (loss)	-	273	44	317
Net current period other comprehensive income (loss)	2,938	(89)	(27)	2,822
Balance as of March 31, 2016	(10,639)	(82)	(9,545)	(20,266)
Other comprehensive income (loss) before reclassifications	(8,594)	(106)	196	(8,504)
Net gain (loss) reclassified from accumulated other comprehensive income (loss)	-	(31)	256	225
Net gain (loss) reclassified from accumulated other comprehensive income (loss)	(8,594)	(137)	452	(8,279)
Balance as of March 31, 2017	$(19,233)	$(219)	$(9,093)	$(28,545)

The amounts reclassified out of accumulated other comprehensive income (loss) for the fiscal year 2017, 2016 and 2015 were as follows (in thousands):

Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)			Impacted Line Item on Consolidated Statements of Operations
	Year Ended March 31,
	2017	2016	2015

Net gain (loss) on investments	$201	$(1)	$30	Other income (expense), net
Impairment of marketable securities	(151)	(454)	(1,903)	Other income (expense), net
Recognized actuarial loss	(387)	(437)	(179)	Cost of goods sold
Subtotal	(337)	(892)	(2,052)	Income before income tax provision
Tax impact	112	575	691	Provision for income tax
Total reclassifications for the year	$(225)	$(317)	$(1,361)	Net income

12. Computation of Earnings per Share

Basic and diluted earnings per share were calculated as follows (in thousands, except per share amounts):

	Year Ended March 31,
	2017	2016	2015
Net income	$21,348	$14,741	$23,740
Weighted average shares - basic	31,544	31,579	31,531
Weighted average shares - diluted	32,248	32,381	32,239
Net income per share - basic	$0.68	$0.47	$0.75
Net income per share - diluted	$0.66	$0.46	$0.74

Diluted weighted average shares included approximately 704,000, 802,000 and 708,000 common equivalent shares from stock options for fiscal 2017, 2016 and 2015, respectively.

Basic net income available per common share is computed using net income and the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed using net income and the weighted average number of common shares outstanding, assuming dilution, which includes potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the assumed exercise of stock options using the treasury stock method. In fiscal 2017, 2016 and 2015, there were outstanding options to purchase 2,945,238, 1,943,420 and 2,357,772 shares, respectively, at weighted average exercise prices of $11.79, $12.02 and $12.24 per share, respectively, that were not included in the computation of diluted net income per share since the exercise prices of the options exceeded the market price of the common stock and thus their inclusion would be anti-dilutive. These options could dilute earnings per share in future periods if the market price of the common stock increases.

13. Related Party Transactions

We own 45% of the outstanding equity of Powersem, a module manufacturer based in Germany. The investment is accounted for using the equity method. In fiscal 2017, 2016 and 2015, we recorded revenues of $1.6 million, $1.5 million and $1.8 million, respectively, from sales of products to Powersem for use as components in their products. In fiscal 2017, 2016 and 2015, we purchased $3.9 million, $3.4 million and $4.0 million, respectively, of products from Powersem. At March 31, 2017 and 2016, the accounts receivable balances from our sales to Powersem were $96,000 and $99,000, respectively. The accounts payable balances to Powersem, as of March 31, 2017 and 2016, were $72,000 and $63,000, respectively. The carrying values at March 31, 2017 and March 31, 2016 were $2.5 million.

We own approximately 20% of the outstanding equity of EB Tech Ltd., a company with expertise in radiation technology based in South Korea. The investment is accounted for using the equity method. In fiscal 2017, 2016 and 2015, EB Tech rendered processing services totaling approximately $347,000, $378,000 and $278,000, respectively, to our company. As of March 31, 2017 and 2016, our accounts payable balances to EB Tech were $35,000 and $26,000, respectively. The carrying values at March 31, 2017 and at March 31, 2016 were $2.6 million and $2.7 million, respectively.

On December 12, 2014, we acquired approximately 24% of the outstanding common shares of ATEC, a supplier located in the Philippines that provides assembly and test services. The investment is accounted for by the equity method. In fiscal 2017 and 2016, ATEC rendered assembly and test services totaling approximately $7.8 million and $8.0 million to our company, respectively. As of March 31, 2017 and 2016, the accounts payable balances to ATEC were $996,000 and $737,000, respectively. The carrying values at March 31, 2017 and at March 31, 2016 were $6.5 million and $5.7 million, respectively.

We had no other material related party transactions with companies in which we invested and which were accounted for by the equity method during fiscal 2017.

14. Employee Savings and Retirement Plans

We have a 401(k) plan, known as the “IXYS Corporation and Subsidiary Employee Savings and Retirement Plan.” Eligibility to participate in the plan is subject to certain minimum service requirements. Employees may voluntarily contribute up to the limit prescribed by law and we may make matching contributions in our discretion. Employees are 100% vested immediately in any contributions by us. For the years ended March 31, 2017, 2016 and 2015, we contributed $606,000, $616,000 and $615,000, respectively.

IXYS UK also has a defined contribution plan, known as “Westcode Semiconductor Group Personal Pension.” The plan is subject to minimum service requirements. Employees contribute up to 4.5% of the pensionable salary. IXYS UK contributes up to 7% depending upon the contribution by the employee. Additionally, IXYS UK pays the annual management charges for the plan. Employees are 100% vested immediately in any contributions by IXYS UK. For the years ended March 31, 2017, 2016 and 2015, IXYS UK contributed $241,000, $278,000 and $287,000, respectively.

15. Segment and Geographic Information

We have a single operating segment and reportable segment. We design, develop, manufacture and market high performance semiconductor products. Our two Chief Executive Officers, one of whom is also the Chief Financial Officer, have been identified as the chief operating decision makers. Our chief operating decision makers review financial information presented as one operating segment for the purpose of making decisions, allocating resources and assessing financial performance.

Our net revenues by major geographic area (based on destination) were as follows (in thousands):

	Year Ended March 31,
	2017	2016	2015
United States	$81,499	$75,994	$85,314
Europe and the Middle East:
Austria	2,313	1,836	2,290
Finland	2,178	1,899	1,669
France	9,553	9,076	7,917
Germany	37,919	33,215	32,866
Hungary	1,942	2,082	2,571
Italy	4,091	4,328	4,645
Netherlands	4,488	3,608	2,315
Russia	1,263	4,773	5,051
Sweden	1,694	2,155	4,460
Switzerland	2,311	2,789	2,569
Turkey	1,929	2,376	2,658
United Kingdom	14,042	13,502	19,832
Other	10,097	10,700	11,259
Asia Pacific:
China	84,447	79,575	83,597
Indonesia	2,160	2,128	3,224
Japan	6,995	9,271	8,469
Malaysia	4,692	4,662	5,580
Singapore	13,509	12,353	11,694
South Korea	19,282	23,215	22,371
Taiwan	2,051	3,151	2,688
Thailand	3,547	3,904	4,300
Other	1,557	1,929	1,148
Rest of the World:
India	4,315	4,293	5,163
Other	4,249	4,395	5,117
Total	$322,123	$317,209	$338,767

The following table sets forth net revenues for each of our product groups during fiscal 2017, 2016 and 2015 (in thousands):

	Year Ended March 31,
	2017	2016	2015
Power semiconductors	$221,312	$213,347	$219,445
Integrated circuits	82,067	84,078	95,547
Systems and RF power semiconductors	18,744	19,784	23,775
Total	$322,123	$317,209	$338,767

Revenue from significant customers, those representing 10% or more of total revenue for the respective periods, is summarized as follows:

	Year Ended March 31,
	2017	2016	2015
Revenues:
Distributor A	12.3%	12.2%	10.2%
Distributor B	10.8%	less than 10%	10.5%

Accounts receivable from significant customers, those representing 10% or more of accounts receivable for the respective dates, is summarized as follows:

	March 31,
	2017	2016
Accounts Receivable:
Distributor A	15.2%	18.2%
Distributor C	10.5%	less than 10%

Our principal foreign operations consist of our subsidiaries, IXYS GmbH in Germany, IXYS UK in the United Kingdom and IXYS Semiconductor BV in the Netherlands. The following table summarizes the net revenues, net income and long-lived assets of our domestic and foreign operations (in thousands):

	Year Ended March 31,
	2017	2016	2015
Net revenues:
Foreign	$148,159	$159,984	$188,964
Domestic	173,964	157,225	149,803
Total	$322,123	$317,209	$338,767

Net income:
Foreign	$17,172	$11,039	$21,379
Domestic	4,176	3,702	2,361
Total	$21,348	$14,741	$23,740

	March 31,
	2017	2016	2015
Property, plant and equipment, net:
United States	$25,284	$26,792	$27,740
Germany	15,594	14,506	13,228
Other countries	1,362	1,325	1,577
Total property, plant and equipment, net	$42,240	$42,623	$42,545

16. Income Taxes

In fiscal 2017, the provision for income taxes had an effective tax rate of 26% as compared to 37% in fiscal 2016 and 22% in fiscal 2015. The fiscal 2017 and 2015 tax rates reflected higher income generated in certain foreign jurisdictions with lower taxes rates. The higher tax rate in fiscal 2016 was caused by an out-of-period adjustment of 6% of pretax income and the recording of valuation allowances for net operating losses generated in foreign jurisdictions.

Income before income tax consisted of the following (in thousands):

	Year Ended March 31,
	2017	2016	2015
Domestic	$7,997	$9,030	$3,390
International	20,903	14,459	27,040
Total	$28,900	$23,489	$30,430

Our provision for income taxes consisted of the following (in thousands):

	Year Ended March 31,
	2017	2016	2015
Current:
Federal	$406	$1,418	$201
State	(560)	126	83
Foreign	4,532	3,436	5,066
Total current	4,378	4,980	5,350

Deferred:
Federal	1,867	3,554	945
State	1,256	189	20
Foreign	51	25	375
Total deferred	3,174	3,768	1,340
Total provision for income tax	$7,552	$8,748	$6,690

The reconciliation of our effective tax rate to the U.S. statutory federal income tax rate was as follows:

	Year Ended March 31,
	2017	2016	2015
	(%)	(%)	(%)
Statutory federal income tax rate	35	35	35
State taxes, net of federal tax benefit	1	1	1
Expense (benefit) of lower-tax foreign jurisdictions	(17)	(10)	(15)
Tax credits	(2)	(3)	(1)
Valuation allowances	4	3	-
Permanent items	-	(5)	-
Tax reserves	1	-	-
Tax asset write-off	2	10	-
Foreign income	2	6	2
Effective tax provision rate	26	37	22

The significant components of net deferred income tax assets were as follows (in thousands):

	March 31,
	2017	2016
Deferred tax assets:
Reserves and allowances	$5,504	$6,018
Other liabilities and accruals	6,297	6,176
Depreciable assets	404	83
Net operating loss carryforwards	10,236	11,675
Share-based compensation	4,721	5,098
Credits carryforward	2,188	2,440
Total deferred tax assets	29,350	31,490
Less: Valuation allowances and other reserves	(4,611)	(3,466)
Net deferred tax assets	$24,739	$28,024

The authoritative guidance provided by FASB requires deferred tax assets and liabilities to be recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at the expected tax rates for the periods in which the assets or liabilities will be realized, as well as for the expected tax benefit of net operating loss and tax credit carryforwards. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowances recorded against net deferred tax assets. Our management evaluates the recoverability of these net deferred tax assets in accordance with the authoritative guidance provided by FASB. Our ability to utilize the deferred tax assets and the continuing need for a related valuation allowance are being monitored on an ongoing basis. During fiscal 2017, we recorded certain adjustments on valuation allowances, tax contingency reserves and other temporary items. The impact of these adjustments is discussed further in this note.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards and tax credit carryforwards may be impaired or limited in certain circumstances. Events that may restrict utilization of net operating loss and credit carryforwards include, but are not limited to, certain ownership change limitations and continuity of business requirements, as defined in Internal Revenue Code Section 382 and similar state provisions. Current utilization of carryforwards is restricted by an annual limitation, which results in the expiration of net operating loss carryforwards and credit carryforwards before they can be utilized.

In aggregate, the valuation allowances in fiscal 2017 increased by $1.1 million as compared to fiscal 2016, while it decreased by $436,000 in fiscal 2016 when compared to fiscal 2015. The increase in valuation allowances in fiscal 2017 primarily related to recoverability of certain research and development tax credits as well as an increase in net operating loss in a foreign jurisdiction.

At March 31, 2017, we had U.S. net operating loss carryforwards of approximately $23.4 million, all of which are subject to the limitations under Section 382 of the U.S. tax code resulting from a change in ownership. These carryforwards will expire, if not utilized, from fiscal 2018 to 2023 for U.S. tax purposes. None of the U.S. net operating loss carryforwards include stock option deductions arising from our equity incentive plans. As of March 31, 2017 we had net operating loss carryforwards for foreign income tax purposes of approximately $18.6 million offset by a corresponding valuation allowance of $16.4 million.

At the end of fiscal 2017, we had $6.4 million of gross unrecognizable tax benefits, all of which would affect our effective tax rate if recognized. The $6.4 million has been classified under “Other long term liabilities” on our consolidated balance sheet. Our liability decreased by $503,000 from the prior year, primarily due to the expiration of statutes of limitation. We do not anticipate any unrecognizable tax benefits in the next 12 months that would result in a material change to our financial position.

We include interest and penalties in the financial statements as a component of income tax expense. We had $952,000 of accrued interest and penalties at March 31, 2017, which included $94,000 of interest and penalties reversed for the year ended March 31, 2017, net of $438,000 of interest and penalties accrued and $532,000 of interest and penalties reversed.

The aggregate changes in the balance of gross unrecognizable tax benefits were as follows (in thousands):

Balance as of March 31, 2014	$6,978
Lapse of statute of limitations	(3,070)
Increases in balances related to tax positions taken during prior periods	213
Increases in balances related to tax positions taken during the current period	2,831
Balance as of March 31, 2015	6,952
Lapse of statute of limitations	(772)
Increases in balances related to tax positions taken during prior periods	129
Increases in balances related to tax positions taken during the current period	637
Balance as of March 31, 2016	6,946
Lapse of statute of limitations	(1,461)
Decreases in balances related to tax positions taken during prior periods	(63)
Increases in balances related to tax positions taken during the current period	1,021
Balance as of March 31, 2017	$6,443

In addition to the above, our valuation allowances included uncertain tax positions relating to the realizability of net operating losses at certain foreign jurisdictions and certain domestic state tax credits aggregating to $3.0 million at March 31, 2017. At March 31, 2016 our valuation allowances included uncertain tax positions relating to the realizability of net operating losses at certain foreign jurisdictions of $4.1 million.

As of March 31, 2017, U.S. income taxes were not provided for on a cumulative total of approximately $150.5 million of undistributed earnings for certain foreign subsidiaries. The cash and cash equivalents balance of our foreign subsidiaries at March 31, 2017 was approximately $74.0 million. We intend to reinvest these earnings indefinitely in operations outside of the U.S. If these earnings were distributed to the U.S. in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, we would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognizable deferred income tax liability related to these earnings is not practicable.

We conduct business globally and, as a result, we file income tax returns in various jurisdictions throughout the world including the U.S. federal and various U.S. state jurisdictions as well as with various foreign jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world. We remain subject to U.S. federal examination for years from 2002 and forward by virtue of the tax attributes carrying forward from those years. We also remain subject to examination in most jurisdictions for all years since 2010.

The Protecting Americans from Tax Hikes Act of 2015, or the Act, was signed into law on December 18, 2015. The Act contains a number of provisions including, most notably, a permanent extension of the U.S. federal research tax credit. The Company’s tax provision for fiscal 2017 reflects the benefit of the U.S. federal research credit.

17. Commitments and Contingencies

Commitments

We rent certain of our facilities under operating leases expiring through fiscal 2022. Future operating leases and commitments for the purchase of inventory and property and equipment were as follows (in thousands):

Fiscal Year Ended March 31,	Operating Leases	Other Purchase Obligations
2018	$1,350	$23,700
2019	1,209	2,776
2020	1,087	-
2021	667	-
2022	473	-
Total minimum payments	$4,786	$26,476

Rent expense for fiscal years ended March 31, 2017, 2016 and 2015 amounted to $1.5 million, $1.6 million and $1.4 million, respectively.

As of March 31, 2017 and 2016, we had cash deposits with financial institutions of $1.3 million and $277,000, respectively, which were restricted as to use and represent funds segregated for pension payments in Germany. These balances are included in restricted cash on our audited consolidated balance sheets.

Revolving Credit Agreement

See Note 8, “Borrowing Arrangements” for information regarding the terms of the credit agreement.

Legal Proceedings

On April 17, 2017, North Plate Semiconductor, LLC, or NPS, filed an action for patent infringement against us in the United States District Court for the Eastern District of Michigan, alleging that certain of our IGBTs and power MOSFETs sold in the United States infringe U.S. patents owned by NPS. NPS accused us of infringing the following U.S. patents: 6,617,641; 6,620,653; 6,667,515; 6,717,210; 6,765,239 and 6,936,893. NPS’s complaint sought unspecified damages, but not less than a reasonable royalty on our products that NPS accused of infringement. In its complaint, NPS contended that our alleged infringement of NPS’s patents had been and continued to be willful and sought trebled damages.

There can be no assurance of a favorable outcome in the NPS suit. Although we believe that we have meritorious defenses to the claims of infringement set forth in NPS’s complaint, in the event of an adverse outcome, damages awarded by the U.S. District Court could be materially adverse to our financial condition, results of operations or cash flows.

We are also involved in a variety of other legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition, results of operations and cash flows. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations of the period in which the ruling occurs.

Other Commitments and Contingencies

We make strategic investments in other companies from time to time. These investments include commitments in certain instances to provide additional financing up to the contracted amount. These commitments are insignificant individually or in aggregate.

We have ongoing income tax audits of our subsidiary in the Philippines for the fiscal years ended March 31, 2010 and 2011. The Philippine Bureau of Internal Revenue, or BIR, has made an assessment for a deficiency of income taxes, inclusive of interest and penalties, of approximately $2.5 million and $156,000, respectively, for the fiscal years 2010 and 2011. We are vigorously contesting the assessments of both years. While there are no assurances that we will prevail, we believe that we have valid legal reasons to challenge the BIR’s decision and that our appeals will merit a favorable resolution. Accordingly, we have not accrued any amount for this matter.

Selected Quarterly Financial Data (unaudited, in thousands, except per share amounts)

The following table sets forth a summary of our unaudited quarterly operating results for each of the last eight quarters in the period ended March 31, 2017. We have derived this data from our unaudited consolidated interim financial statements that, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this report and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with our financial statements and notes thereto included elsewhere in this report. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

Fiscal Year Ended March 31, 2017

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net revenues	$83,372	$79,484	$78,629	$80,638
Gross profit	29,194	26,939	25,455	23,994
Operating income	9,233	7,819	6,771	5,029
Net income	$9,294	$5,100	$3,935	$3,019

Net income per share:
Basic (1)	$0.29	$0.16	$0.12	$0.10
Diluted (1)	$0.28	$0.16	$0.12	$0.09
Weighted average shares used in per share calculation:
Basic	31,724	31,558	31,490	31,401
Diluted	32,635	32,209	32,145	32,001

Fiscal Year Ended March 31, 2016

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Net revenues	$79,772	$75,133	$80,257	$82,047
Gross profit	24,115	24,029	26,012	25,602
Operating income	6,834	6,262	7,033	5,704
Net income (2)	$6,197	$2,286	$3,273	$2,985

Net income per share:
Basic (1)	$0.20	$0.07	$0.10	$0.09
Diluted (1)	$0.19	$0.07	$0.10	$0.09
Weighted average shares used in per share calculation:
Basic	31,441	31,487	31,651	31,746
Diluted	32,076	32,343	32,380	32,733

(1)

The sum of the four quarterly calculations of net income per share is not equal to the annual net income per share due to the use of quarterly weighted average shares used to determine the quarterly net income per share as compared to the annual weighted average shares used to determine the annual net income per share.

(2)

During the fiscal year ended March 31, 2016, we recorded out-of-period adjustments that increased the income tax provision by a net amount of $1.4 million. See Note 16, "Income Taxes" in the Notes to Consolidated Financial Statements in Item 8 of this Annual Report on Form 10-K for further discussion of an out-of-period adjustment during the quarter ended December 31, 2015.